Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made and entered into this 1st day of October, 2006, (Effective Date), by and between FLEXSTEEL INDUSTRIES, INC., a Minnesota Corporation (hereafter “Employer”) and DONALD D. DREHER, (hereafter “Employee”).

RECITALS

WHEREAS, Employer is engaged in the manufacturing, importing and sale of residential, commercial and recreational furniture (“the Business”); and

WHEREAS, Employee desires to be employed by Employer, and Employer desires to employ Employee on a full-time basis of employment; and

WHEREAS, it is the desire of the parties to provide for the terms and conditions of Employee’s employment and to reduce their agreements and understandings to writing in the form of an Employment Agreement;

NOW THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained, the parties agree as follows:

1.    EMPLOYMENT.   Employer hereby engages Employee to perform, and Employee hereby accepts such engagement and agrees to perform, the following services for Employer in connection with Employer’s business:

A.

Employee will have the title Senior Vice President of Flexsteel Industries, Inc. and President and CEO of DMI Furniture (DMI). Employee will perform duties assigned to him by the Chief Executive Officer (CEO) of Employer and such duties will be those normally performed by a person with the title held by Employee.

B.	Employee will use his best efforts to identify and hire a successor for himself within two (2) years from the effective date of this Agreement.

C.

Employee agrees to devote his time and attention to the performance of such duties as may be assigned to him and agrees that he will not, either directly or indirectly, alone or in association with others, engage in Employer’s Business other than as an employee of Employer during the terms of this Agreement or any renewals thereof, except as expressly authorized and approved by the CEO of Employer, and he further agrees to serve Employer faithfully and diligently and according to the best of his abilities and to use every effort to promote the interests of Employer.

D.	Employee will perform his duties primarily at DMI’s location in

Louisville, Kentucky, but will be required to travel to the Employer’s home office in Dubuque, Iowa from time to time.

2.    TERM.   The term of this Agreement shall begin on the Effective Date set forth above and shall terminate on December 31, 2009, unless terminated prior to that time as otherwise provided in this Agreement. At the end of said term, this Agreement shall not automatically renew unless a renewal agreement is executed by all parties. Sixty (60) days prior to December 31, 2009, the parties agree to meet and conduct good faith negotiations either to renew this Agreement or to enter into a consulting agreement both on such terms and conditions as the parties mutually agree.

3. TERMINATION.

A.

BY EMPLOYER.   Notwithstanding anything herein contained to the contrary, the employment of Employee may be terminated by Employer with or without cause at any time upon thirty (30) days written notice to Employee. For purposes of this agreement, Employer shall have cause to terminate Employee upon the occurrence of any of the following:

(i)	conviction of a felony or a crime of moral turpitude;
(ii)	acts of fraud, theft, misrepresentation, or embezzlement;
(iii)	misappropriation of Employer’s assets;
(iv)	appearing at place of employment or performing duties of employment while intoxicated as a result of the consumption of alcohol or drugs; and
(v)	any breach of a fiduciary duty involving personal profit;
(vi)	death;
(vii)	disability as defined in Paragraph 7 hereof;
(viii)

employee’s failure to reasonably perform his duties after being provided a thirty (30) day notice to cure; only one notice to cure is required to be given to employee in any consecutive six (6) month period;

(ix)	gross misconduct of employee after being provided a thirty (30) day notice to cure; only one notice to cure is required to be given to employee in any consecutive six (6) month period; or
(x)	violation of paragraph 18.

B.	BY EMPLOYEE. The employment of Employee may be terminated by Employee at any time upon one hundred twenty (120) days written notice to Employer.

C.	WAIVER OF NOTICE. The notice requirement may be waived by the party entitled to such notice. If employment is terminated, see Paragraph 8 below.

4.    COMPENSATION.   Employer agrees to pay to Employee, and Employee hereby agrees to accept, as full compensation for the performance of her services hereunder the following:

A.

SALARY.   From and after the Effective Date, Employee shall be paid an annual salary of $354,300.00 in installments of $14,762.50 on the 15th and 30th of each month. The amount of the salary shall be subject to increase as determined by the Compensation Committee of the Board of Directors, but it is agreed that the salary will not be reduced during the term of this Agreement.

B.

BONUSES.   Employee will be eligible for a bonus each year based on achieving annual performance levels as established by the Board of Directors Compensation Committee. Annual cash bonuses shall not be less than $50,000.00 in any year ending June 30th during the term of this Agreement (6/30/07, 6/30/08 and 6/30/09) unless DMI reports a financial pre-tax loss (before this bonus) in which case no bonus shall be paid. Any bonus will be paid at the same time other executives of Employer are paid their bonus.

C.

WITHHOLDING ON COMPENSATION.   There shall be deducted from the payment of salary, bonus and other taxable compensation, if any, paid to Employee the customary withholding tax and other employment taxes as required with respect to the compensation paid said Employee.

5.    FRINGE BENEFITS.   In addition to Employee’s compensation, as specified in paragraph 4 above, Employee shall also be entitled to the following fringe benefits in the same manner and in the same amounts as are paid to other key employees of employer unless a specific amount is indicated:

A.	Life insurance in the amount of $750,000.00, subject to insurability at standard rates.

B.	Health, disability and travel accident insurance (consistent with DMI’s current coverage for DMI’s exempt employees).

C.	$1,500.00 per month automobile allowance.

D.	Reimbursement of up to $2,000.00 each for medical care expense and personal tax and financial planning expense.

E.	Monthly dues at Valhalla Country Club.

6.    VACATION.   Employee shall be entitled to six (6) weeks paid vacation per calendar year.

7.    EMPLOYEE’S DISABILITY.   Once the Employee is eligible for disability insurance under Paragraph 5.B. above, Employee shall be deemed disabled and Employee shall not be entitled to any further compensation under Paragraph 4 above, but shall be entitled to retain his fringe benefits under Paragraph 5 above until December 31, 2009.

8.    COMPENSATION UPON TERMINATION OF EMPLOYMENT.

A.	In the event Employee is terminated by Employer without cause prior to December 1, 2009 Employee shall be entitled to one of the following:

(i)

A lump sum payment equal to the balance of his salary (no bonus) through December 31, 2009 if Employee agrees to comply with the Covenant Not to Compete in Paragraph 15 hereof within thirty (30) days of the termination of his employment; or

(ii)	No further compensation at all if the Employee elects not to comply with the Covenant Not to Compete set forth in Paragraph 15 hereof within thirty (30) days of termination.

B.	In the event Employee’s employment is terminated for cause as defined in paragraph 3 hereof, Employee’s salary shall only be paid to the date of termination and no further salary shall be paid.

9.    REIMBURSEMENT OF EXPENSES.   During the period of Employee’s employment, Employer shall pay directly, or reimburse on behalf of said Employee, reasonable travel and business expenses.

10.    WORKING FACILITIES.   To the extent necessary, Employer shall provide for office facilities, equipment, personnel, supplies, insurance, and utilities, and such other items as are reasonably required for the conduct of its business.

11.    RELATIONSHIP BETWEEN THE PARTIES.   Employer and Employee recognize that Employer, in accordance with the state statutes controlling the organization and administration of business corporations, shall manage the business affairs of the corporation. The relationship between the parties hereto is that of Employer and Employee. As such, Employee shall be entitled to participate in any plan, arrangement, or distribution by DMI pertaining to or in connection with any pension, bonus, profit sharing, or similar benefits for DMI’s exempt employees. Nothing herein contained shall be construed to give Employee an interest in the tangible or intangible assets of the corporation.

12.    WAIVER.   A waiver of any of the terms and conditions hereof by either party shall not be construed as a general waiver by either party, and either party shall be free to reinstate and assert such term or condition with or without notice to the other party.

13.    VALIDITY.   Should any portion of this Agreement be held unenforceable or inoperative for any reason, such portion shall not affect any other portion of this Agreement, but the remainder shall be effective as though such ineffective portion had not been contained herein.

14.    STATE LAW.   This Agreement is drawn to be effective in and shall be construed in accordance with the laws of the State of Iowa.

15.    COVENANT NOT TO COMPETE .   It is agreed that Employee will not engage in Employer’s business, alone or in conjunction with any other person, either as employee, principal, shareholder, joint venture or partner, or otherwise, within the continental United States during the term hereof and for a period of twenty-four (24) months following the date of Employee’s termination with or without cause (in the case of without cause, see Paragraph 8.A.). By this paragraph it is intended that Employee will not compete with Employer in any manner within the designated territorial limits for the designated period of time, including but not limited to the following:

(a)	Canvass, solicit or accept any business from any present or past customers of Employer;

(b)	Give any other person, firm or corporation the right to canvass, solicit or accept any business from any present or past customers of Employer;

(c)	Directly or indirectly request or advise any present or future customers or supplier of Employer to withdraw, curtail or cancel its business with Employer;

(d)	Directly or indirectly disclose to any other person, firm or corporation the names of present, past or future customers or suppliers, or disclose any trade secrets of Employer;

(e)

Directly or indirectly, as proprietor, partner, joint venturer, employer, employee or otherwise, engage in competition with Employer in Employer’s business within the territorial limits and within the time limits specified in this Agreement; and

(f)	Directly or indirectly, either as an employee, employer, proprietor, partner or shareholder of another business, violate any of the provisions of this covenant not to compete.

In the event this restrictive covenant shall be construed to be illegal for any reason, it shall be enforced and valid to the extent permitted by law.

Since violation of any of the restraining covenants of this Agreement by Employee would cause irrevocable harm to Employer, and since the exact amount of such damage would be impossible to ascertain, Employee stipulates that if he violates any term of this Paragraph, Employer shall be entitled to an injunction to restrain the Employee. Pending the decision of the finality of any such injunction, Employee agrees that Employer shall be entitled to a temporary restraining order without bond and without prejudice to any other remedies available to Employer.

Upon termination of this Agreement, if Employee should violate this Covenant Not to Compete and a Court of competent jurisdiction affords the Corporation equitable relief, the twenty-four (24) month period shall be extended for the period of time the Court finds that the Employee has violated the provisions of this Covenant Not to Compete.

16.    NON SOLICITATION.   During the term of this Agreement and for two (2) years thereafter Employee agrees not to encourage or solicit any other employee of Employer to leave Employer or to interfere with Employer’s relationship with its employees. Violation of this non solicitation provision by Employee would cause irrevocable harm to Employer, since the exact amount of such damage is impossible to ascertain, Employee stipulates that if he violates the term of this paragraph, Employer shall be entitled to an injunction to restrain Employee. Pending the decision of the finality of such injunction, Employee agrees that Employer shall be entitled to a temporary restraining order without bond and without prejudice to any other remedy available to Employer.

17.    DIRECTORSHIPS.   Employee agrees that he will serve on no more than one other for profit Board of Directors and no more than one other not for profit Board of Directors.

18.    CONFIDENTIAL INFORMATION.   The Employer possesses and will continue to possess Confidential Information, as defined below, which has been created, discovered, developed by or otherwise became known to the Employee (including information discovered or made available by related companies or joint ventures of the Employer) which information has value to the Employer. In addition, by reason of Employee’s employment, Employee will have access to and be acquainted with Employer’s Confidential Information. Employee agrees that the Confidential Information of Employer constitutes valuable assets of Employer which Employer is entitled to protect.

Employer acknowledges that (i) Employer derives actual and potential economic value from the Confidential Information not being generally known to the public or other persons who can obtain economic value from its disclosures or use, and (ii) Employer has expended and currently expends substantial effort to acquire Confidential Information, and expends substantial effort, and expects Employee to expend substantial effort, to maintain the secrecy of the Confidential Information.

18.1    CONFIDENTIAL INFORMATION DEFINED.   The Employer’s Confidential Information (Confidential Information) includes, but is not limited to, trade secrets, patents, systems, procedures, manuals, confidential reports, product development plans, marketing strategies, discoveries, pricing information, costs, confidential financial information, personnel information, methods of operation, supplier or vendor lists or information, procurement procedures, customer/client or prospective customer/client lists or information, sources of Employer’s business, business prospects or leads, information concerning special requirements or preferences of customers/clients, customer/client-supplied documents and information, information concerning Employer’s contracts with its customers/clients, methods of soliciting or obtaining business, any similar confidential materials or information (including information in hard copy or stored on computer) relating to Employer’s customers/clients or prospective customers/clients, and any information a reasonable person would believe Employer would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, all of which Confidential Information is deemed confidential irrespective of whether or not developed by Employee.

18.2    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.   Unless previously authorized in writing or when instructed in writing by Employer, Employee shall not, at any time, disclose to others, use, or allow anyone else to disclose or use any Confidential Information of the Employer, except as may be necessary in the authorized performance of Employee’s duties on behalf of Employer or required pursuant to court order. Following the term of this Agreement, Employee shall not undertake any employment or endeavor wherein the fulfillment of the duties thereof would require Employee to reveal or otherwise use any Confidential Information.

Employee further agrees that the Employer’s Confidential Information will be concealed from all present and potential competitors of Employer and all other persons and that Employee will never use the Confidential Information in any way which may be detrimental to Employer, except if required to do so pursuant to court order. Employee also agrees that all information supplied to Employer from outside sources will be presumed to be Confidential Information unless and until it is designated otherwise by Employer.

If Employee is required by court order to disclose any Confidential Information relative to Employer, Employee will immediately, and prior to disclosure, advise Employer in order to allow Employer to seek a protective order or other protective measures relative to the information to be disclosed.

The provisions of this Paragraph 18.2 shall be applicable during Employee’s employment and for two (2) years thereafter.

18.3    PROTECTION OF EMPLOYER RECORDS.   Upon termination of employment, the Employee will promptly deliver to Employer all records and papers which Employee has obtained from Employer, Employer’s customers or clients and/or prospective customers or clients, suppliers or affiliated companies, and all copies which have been made or permitted to be made. Employee further agrees to promptly return all papers, memoranda, records and notes made or generated by the Employee and all copies thereof which relate in any way to the Employer’s business.

18.4    MATERIAL BREACH.   The parties stipulate that, as between them, the foregoing matters are important, material and confidential, and gravely affect the effective and successful conduct of the business of the Employer and its good will, and that any breach of the terms of this Paragraph is a material breach of this Agreement. Since a violation of any of the provisions of this Paragraph 18 by Employee would cause irrevocable harm to Employer, and since the exact amount of such damage would be impossible to ascertain, Employee stipulates that if he violates any term of this Paragraph, Employer shall be entitled to an injunction to restrain the Employee. Pending the decision of the finality of any such injunction, Employee agrees that Employer shall be entitled to a temporary restraining order without bond and without prejudice to any other remedies available to Employer.

19.    ARBITRATION.   If any dispute shall arise under this Agreement, the parties agree that it will be settled through binding arbitration pursuant to the rules of the American Arbitration Association. Any arbitration will be held in Dubuque, Iowa. The prevailing party will have all of its or his expenses and reasonable attorney fees reimbursed. The cost of the arbitrator shall be shared equally by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

FLEXSTEEL INDUSTRIES, INC.

By:	/s/ R.J. Klosterman
R.J. Klosterman, President

By:	/s/ Donald D. Dreher
Donald D. Dreher, Employee